Filed Pursuant to Rule 424b2

Registration #333-107032
PROSPECTUS SUPPLEMENT
(To prospectus dated September 12, 2003)

$350,000,000

Jefferies Group, Inc.

5.50% Senior Notes due 2016

          We will pay interest on the notes on March 15 and September 15 of each year, beginning September 15, 2004. The notes will mature on March 15, 2016. We may redeem some or all of the notes at any time at a redemption price described in this prospectus supplement.

          The notes will be unsecured obligations and rank equally with our unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

          Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per Senior Note	Total

Public offering price(1)	99.374%	$347,809,000
Underwriting discount	.675%	$2,362,500
Proceeds, before expenses, to Jefferies Group, Inc.	98.699%	$345,446,500

(1)	Plus accrued interest from March 8, 2004, if settlement occurs after that date

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The notes will be ready for delivery in book-entry form only through the Depository Trust Company on or about March 8, 2004.

Joint Lead Managers

Merrill Lynch & Co.	Jefferies & Company, Inc.

BNY Capital Markets, Inc.

Citigroup

Credit Suisse First Boston

JPMorgan

Wachovia Securities

The date of this prospectus supplement is March 3, 2004.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this prospectus supplement.

S-ii

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

          This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes being offered. The second part, the base prospectus, gives more general information, some of which may not apply to the notes being offered. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

          If the description of notes varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain expectations regarding revenues, earnings, operations and other financial projections, and may include statements of future performance, positioning, plans and objectives. These forward-looking statements are usually preceded by the words “continue,” “intends,” “will,” “plans,” “expects,” “anticipates,” “estimates,” “believes,” or similar expressions. These forward-looking statements represent only our belief regarding future events and rely on assumptions and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from expectations. The following documents describe these assumptions, risks, uncertainties, and other factors. You should read and interpret any forward-looking statements together with these documents:

•	the risk factors contained in this prospectus supplement under the caption “Risk Factors”;

•	our most recent annual report on Form 10-K, including the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	our quarterly reports on Form 10-Q; and

•	our other SEC filings.

          Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

          In this prospectus supplement, we refer to our subsidiaries Jefferies & Company, Inc. as JEFCO, Helfant Group Inc. as Helfant Group and Jefferies International Limited as JIL.

The Company

          We are a full-service investment bank and institutional securities firm focused on the middle market. We offer financial advisory, capital raising, mergers and acquisitions, and restructuring services to small and mid-cap companies and provide trade execution in equity, high yield, convertible and international securities, as well as research and asset management capabilities, to institutional investors. We also offer correspondent clearing, prime brokerage, private client services and securities lending services.

          On December 23, 2003, we completed our acquisition of Broadview International LLC, or Broadview, for a combination of cash and stock. Broadview is an investment bank focused on the information, communications and technology industries. The firm advises clients on mergers and acquisition transactions, restructurings and strategic private placements. Broadview employs nearly 150 people, including more than 75 investment bankers, in offices in New York, Silicon Valley, Boston and London.

          We maintain offices throughout the world. Our principal executive offices are located at 520 Madison Avenue, 12th Floor, New York, New York 10022, and our telephone number there is (212) 284-2550.

The Offering

          The following summary contains basic information about the notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this document entitled “Description of Notes.”

Issuer	Jefferies Group, Inc.

Notes Offered	$350,000,000 aggregate principal amount of 5.50% Senior Notes due 2016.

Maturity	March 15, 2016.

Interest Payment Dates	March 15 and September 15 of each year, commencing September 15, 2004.

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other senior unsecured indebtedness.

Optional Redemption	We may redeem some or all of the notes at any time prior to maturity at the redemption prices described in this prospectus supplement.

Covenants	The indenture governing the notes contains certain covenants. See “Description of Notes — Covenants.”

Use of Proceeds	We expect to use the net proceeds of this offering for general corporate purposes, including specifically, the further development of our asset management business. See “Use of Proceeds.”

Summary Consolidated Financial Information

          The table below sets forth summary consolidated financial information for the periods indicated. The information has been derived from audited financial statements for the three years ended December 31, 2003.

	Year Ended December 31,

	2003		2002		2001

	(In thousands, except per share amounts)
Earnings Statement Data
Revenues:
Commissions	$250,191		$268,984		$233,860
Principal transactions	316,800		235,281		273,736
Investment banking	229,608		139,828		124,099
Interest	102,403		92,027		131,408
Asset management	17,268		12,026		17,687
Other	10,446		6,630		4,201

Total revenues	926,716		754,776		784,991
Interest expense	97,102		80,087		114,709

Revenues, net of interest expense	829,614		674,689		670,282

Non-interest expenses:
Compensation and benefits	474,709		385,585		400,159
Floor brokerage and clearing fees	48,217		54,681		47,451
Technology and communications	58,581		52,216		44,583
Occupancy and equipment rental	32,534		26,156		22,916
Business development	26,481		22,973		21,349
Other	44,559		29,386		31,172

Total non-interest expenses	685,081		570,997		567,630

Earnings before income taxes and minority interest	144,533		103,692		102,652
Income taxes	52,851		41,121		43,113

Earnings before minority interest	91,682		62,571		59,539
Minority interest in earnings of consolidated subsidiaries, net	7,631		—		—

Net earnings	$84,051		$62,571		$59,539

Selected Balance Sheet Data (at period end)
Total assets	$10,992,283		$6,898,691		$5,344,737
Long-term debt	$443,148		$452,606		$153,797
Total stockholders’ equity	$838,371		$628,517		$565,656
Book value per share of Common Stock	$14.79		$11.66		$10.54
Shares outstanding	56,702		53,904		53,672
Other Data
EBITDA(1)	$257,154		$204,060		$234,591
Fixed charge coverage ratio(2)	5.6	X	4.5	X	7.0	X

(1)	EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization expense and minority interest. EBITDA is presented because we believe it is a useful indicator of funds available to service debt, although it is not a GAAP-based measure of liquidity or financial performance. We believe that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income and cash flows as determined in accordance with

GAAP. The following table presents a reconciliation of EBITDA, as presented above, to our net earnings, as shown on our consolidated statement of earnings, for the comparable period:

	Year Ended December 31,

	2003	2002	2001

	(In thousands)
Net earnings	$84,051	$62,571	$59,539
Add:
Minority interest	7,631	—	—
Interest expense, long-term*	32,688	29,424	11,938
Other interest expense**	64,414	50,663	102,771
Income taxes	52,851	41,121	43,113
Depreciation and amortization	15,519	20,281	17,230

EBITDA	$257,154	$204,060	$234,591

*	Interest expense, long-term represents interest expense on our long-term debt without adjustment for the effect of our $200 million interest rate swaps.

**	Other interest expense represents primarily short-term interest related to our securities lending activities and the effect of our $200 million interest rate swaps.

(2)	The ratio of earnings to fixed charges is computed by dividing (a) earnings before income taxes and minority interest plus total fixed charges by (b) total fixed charges. Fixed charges consist of interest expense on all long term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

RISK FACTORS

          In addition to the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following factors before deciding to purchase the notes. Our business is also affected by changes in general economic and business conditions, acts of war, terrorism and natural disasters.

Risks Associated With Our Company

Changing conditions in financial markets and the economy could result in decreased revenues.

          As an investment banking and securities firm, changes in the financial markets or economic conditions, in the United States and elsewhere in the world, could adversely affect our business in many ways, including the following:

•	A market downturn could lead to a decline in the volume of transactions executed for customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

•	Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, financial advisory and other services. Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn.

•	Adverse changes in the market could lead to a reduction in revenues from principal transactions and commissions. Continued increases in our investments would make us more susceptible to adverse changes in the market.

•	Adverse changes in the market could also lead to a reduction in revenues from asset management fees.

Proprietary trading activities expose us to risk of loss.

          A significant portion of our revenues is derived from proprietary trading in which we act as a principal. We may incur trading losses relating to the purchase, sale or short sale of high yield, international, convertible, or equity securities, futures and commodities for our own account, and from other program or proprietary trading. In any period, we may experience losses as a result of price declines, lack of trading volume and illiquidity. From time to time, we may have large position concentrations in a single security, securities of a single issuer or securities of issuers engaged in a specific industry. In general, because our inventory of securities is marked to market on a daily basis, any downward price movement in those securities will result in a reduction of our operating profits.

Increased competition may adversely affect our revenues and profitability.

          All aspects of our business are intensely competitive. We compete directly with numerous other brokers and dealers, investment banking firms and banks. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services, including automated trading and other services based on technological innovations. We believe that the principal factors affecting competition involve market focus, reputation, the abilities of professional personnel, the ability to execute the transaction, the quality or price of services. Increased competition or an adverse change in our competitive position could lead to a reduction of our business and therefore a reduction of revenues and profits. Competition also extends to the hiring and retention of highly skilled employees. A competitor may be successful in hiring away an employee or group of employees, which may result in our losing business formerly serviced by such employee or employees. Competition can also raise our costs of hiring and retaining the key employees we need to effectively execute our business plan.

Our business is substantially dependent on our Chief Executive Officer.

          Our future success depends to a significant degree on the skills, experience and efforts of Richard B. Handler, our Chief Executive Officer. We do not have an employment agreement with Mr. Handler.

The loss of his services could compromise our ability to effectively operate our business. In addition, in the event that Mr. Handler ceases to actively manage the three funds that invest on a pari passu basis with our high yield division, investors in those funds would have the right to withdraw from the funds. The operation of the funds is described under “Business — Principal Transactions — High Yield.” Although we have substantial key man life insurance covering Mr. Handler, the proceeds from the policy may not be sufficient to offset any loss in business.

Our business depends on our ability to maintain adequate levels of personnel.

          We recently made substantial increases in the number of our personnel. If a significant number of our key personnel leave, or if our business volume increases significantly over current volume, we could be compelled to hire additional personnel. At that time, there could be a shortage of qualified and, in some cases, licensed personnel whom we could hire. This could hinder our ability to expand or cause a backlog in our ability to conduct our business, including the handling of investment banking transactions and the processing of brokerage orders, all of which could harm our business, financial condition and operating results.

Extensive regulation of our business limits our activities and, if we violate these regulations, may subject us to significant penalties.

          The securities industry in the United States is subject to extensive regulation under both federal and state laws. The Securities and Exchange Commission is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally the National Association of Securities Dealers, or NASD, and the securities exchanges, are actively involved in the regulation of broker-dealers. Securities firms are also subject to regulation by state securities commissions and state attorneys general in those states in which they do business. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, anti-money laundering, record-keeping and the conduct of directors, officers and employees. The Commission, the NASD, state securities commissions and state attorneys general may conduct administrative proceedings which can result in censure, fine, suspension, expulsion of a broker-dealer, or its officers or employees, or revocation of broker-dealer licenses. Additional legislation, changes in rules promulgated by the Commission or self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect our mode of operation and our profitability.

Legal liability may harm our business.

          Many aspects of our business involve substantial risks of liability, and in the normal course of business, we have been named as a defendant or co-defendant in lawsuits involving primarily claims for damages. Additionally, our expansion into private client services involves an aspect of the business that has historically had more risk of litigation than our institutional business. The risks associated with potential legal liabilities often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Substantial legal liability against us could have a material adverse financial effect or cause significant reputational harm to us, which in turn could seriously harm our business prospects.

Operational risks may disrupt our business, result in regulatory action against us or limit our growth.

          We face operational risks arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated or accounted. Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our financial, accounting and other data processing systems. If any of these systems does not operate properly or is disabled, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.

Risks Associated with the Offering

In the absence of an active trading market for the notes, you may not be able to resell them.

          There is no existing market for the notes, and we can offer no assurance as to the liquidity of any market that may develop, your ability to sell the notes or the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our credit ratings and the market for similar securities. We do not intend to list the notes on any securities exchange. Merrill Lynch has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so and may discontinue any market making at any time without notice.

We may redeem the notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

          We may redeem all or a portion of the notes at any time. The redemption price will equal the principal amount being redeemed, plus accrued interest to the redemption date, plus an amount described under “Description of Notes.” If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

The notes will be effectively subordinated to liabilities of our subsidiaries.

          The notes will be the obligations of Jefferies Group, Inc. exclusively and will not be guaranteed by any of our subsidiaries or secured by any of our properties or assets. Jefferies Group, Inc. is a holding company. We conduct all of our operations through our subsidiaries and a significant portion of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the notes or to make funds available to pay such amounts. In addition, dividends, loans and other distributions from our subsidiaries to us are subject to restrictions imposed by law, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations.

          The notes will be effectively subordinated as a claim against the assets of our subsidiaries to all existing and future liabilities of those subsidiaries (including indebtedness, guarantees, customer and counterparty obligations, trade payables, lease obligations and letter of credit obligations). Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon its liquidation or reorganization will be subject to the prior claims of its creditors, except to the extent that we or they may be a creditor with recognized claims against the subsidiary.

Changes in our credit ratings may affect the trading value of the notes.

          Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

USE OF PROCEEDS

          We estimate that the net proceeds from the issuance and sale of the notes, after deducting the underwriting discount and expenses relating to the offering, will be approximately $344,946,500. We plan to use these proceeds for general corporate purposes, including specifically, the further development of our asset management business.

CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2003 on an actual basis and as adjusted to give effect to the sale of the notes.

	As of December 31, 2003

	Actual	As adjusted

	(In thousands)
Long-Term Debt:
7.5% Senior Notes due 2007	99,898	99,898
7.75% Senior Notes due 2012	342,950	342,950
5.50% Senior Notes due 2016 offered hereby	—	350,000

Total Long-Term Debt	442,848	792,848

Total Stockholders’ equity	838,371	838,371

Total Capitalization	$1,281,219	$1,631,219

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

          The following table sets forth our selected historical consolidated financial information for, and at December 31 of, each of the five fiscal years ended December 31, 2003. The selected historical consolidated financial information for each of the years in the three fiscal years ended December 31, 2003, and at December 31, 2003 and 2002, has been derived from our audited consolidated financial statements, incorporated by reference herein, which have been audited by KPMG LLP, independent auditors. The selected historical consolidated financial information for each of the years in the two fiscal years ended December 31, 2000, and at December 31, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements not included or incorporated by reference herein.

          You should read the following selected historical consolidated financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus supplement and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(In thousands, except per share amounts)
Earnings Statement Data
Revenues:
Commissions	$250,191	$268,984	$233,860	$221,471	$202,803
Principal transactions	316,800	235,281	273,736	264,130	232,239
Investment banking	229,608	139,828	124,099	90,743	80,749
Interest	102,403	92,027	131,408	172,124	115,425
Asset management	17,268	12,026	17,687	9,560	1,973
Other	10,446	6,630	4,201	3,835	6,958

Total revenues	926,716	754,776	784,991	761,863	640,147
Interest expense	97,102	80,087	114,709	144,460	96,496

Revenues, net of interest expense	829,614	674,689	670,282	617,403	543,651

Non-interest expenses:
Compensation and benefits	474,709	385,585	400,159	376,571	329,769
Floor brokerage and clearing fees	48,217	54,681	47,451	36,908	33,815
Technology and communications	58,581	52,216	44,583	45,398	42,427
Occupancy and equipment rental	32,534	26,156	22,916	19,193	16,003
Business development	26,481	22,973	21,349	18,432	16,676
Other	44,559	29,386	31,172	25,508	20,866

Total non-interest expenses	685,081	570,997	567,630	522,010	459,556

Earnings before income taxes and minority interest	144,533	103,692	102,652	95,393	84,095
Income taxes	52,851	41,121	43,113	40,412	35,256

Earnings before minority interest	91,682	62,571	59,539	54,981	48,839
Minority interest in earnings of consolidated subsidiaries, net	7,631	—	—	—	—

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(In thousands, except per share amounts)
Earnings from continuing operations	84,051	62,571	59,539	54,981	48,839
Discontinued operations of Investment Technology Group, Inc., or ITGI, net of tax	—	—	—	—	12,888

Net earnings	$84,051	$62,571	$59,539	$54,981	$61,727

Selected Balance Sheet Data (at period end)
Total assets	$10,992,283	$6,898,691	$5,344,737	$3,957,869	$2,896,252
Long-term debt	$443,148	$452,606	$153,797	$152,545	$149,485
Total stockholders’ equity	$838,371	$628,517	$565,656	$458,447	$396,577
Book value per share of Common Stock	$14.79	$11.66	$10.54	$9.28	$8.26
Shares outstanding	56,702	53,904	53,672	49,377	48,000
Other Data
EBITDA(1)	$257,154	$204,060	$234,591	$252,892	$189,772
Fixed charge coverage ratio(2)	5.6X	4.5X	7.0X	6.9X	6.6X

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization expense and minority interest. EBITDA is presented because we believe it is a useful indicator of funds available to service debt, although it is not a GAAP-based measure of liquidity or financial performance. We believe that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income and cash flows as determined in accordance with GAAP. The following table presents a reconciliation of EBITDA, as presented above, to our net earnings, as shown on our consolidated statement of earnings, for the comparable period:

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(In thousands)
Net earnings	$84,051	$62,571	$59,539	$54,981	$48,839
Add:
Minority interest	7,631	—	—	—	—
Interest expense, long-term*	32,688	29,424	11,938	11,938	11,938
Other interest expense**	64,414	50,663	102,771	132,522	84,558
Income taxes	52,851	41,121	43,113	40,412	35,256
Depreciation and amortization	15,519	20,281	17,230	13,039	9,181

EBITDA	$257,154	$204,060	$234,591	$252,892	$189,772

*	Interest expense, long-term represents interest expense on our long-term debt without adjustment for the effect of our $200 million interest rate swaps.

**	Other interest expense represents primarily short-term interest related to our securities lending activities and the effect of our $200 million interest rate swaps.

(2)	The ratio of earnings to fixed charges is computed by dividing (a) earnings before income taxes and minority interest plus total fixed charges by (b) total fixed charges. Fixed charges consist of interest expense on all long term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

          We are a full-service investment bank and institutional securities firm focused on the middle market. We offer financial advisory, capital raising, mergers and acquisitions, and restructuring services to small and mid-cap companies and provides trade execution in equity, high yield, convertible and international securities, as well as research and asset management capabilities, to institutional investors. We also offer correspondent clearing, prime brokerage, private client services and securities lending services.

          We believe that our middle market niche is largely under-served by our competitors. We actively look to enhance our middle market position by continued leveraging of our internal resources and through acquisitions and strategic partnering. In 2003, we began the development of a broadly based asset management infrastructure which will support the development of various investment strategies including those focused on long-short equity, real assets, fixed income and foreign exchange through a variety of pooled investment vehicles. We expect to support and make investments in these various vehicles. Furthermore, the following developments represent additional important continuations of our strategy to create the leading investment bank serving middle-market companies and their investors:

•	the addition of Quarterdeck in 2002, with its specialization in mergers and acquisitions in the global aerospace, defense, and federal information technology industries; and

•	the addition of Broadview in 2003, with its specialization in mergers and acquisitions in the information, communications and healthcare technology industries.

Critical Accounting Policies

          Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. Actual results will inevitably differ from estimates. These differences could be material to the financial statements.

          We believe our application of accounting policies and the estimates required therein are reasonable. These accounting policies and estimates are constantly reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, we have found our application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

          Management believes its critical accounting policies (policies that are both material to the financial condition and results of operations and require management’s most difficult, subjective or complex judgments) are its valuation methodologies applied to investments and to securities positions.

          Investments are stated at estimated fair value as determined in good faith by management. Generally, we initially value these investments at cost and require that changes in value be established by meaningful third-party transactions or a significant change in the financial condition or operating performance of the issuer, unless meaningful developments occur that otherwise warrant a change in the valuation of an investment. Factors considered in valuing individual investments include, without limitation, available market prices, reported net asset values, type of security, purchase price, purchases of the same or similar securities by other investors, marketability, restrictions on disposition, current financial position and operating results, and other pertinent information.

          Furthermore, judgment is used to value certain securities (for example, privately placed securities, 144A securities, less liquid securities), if quoted market prices are not available. These valuations are made with consideration for various assumptions, including time value, yield curve, volatility factors, liquidity, market prices on comparable securities and other factors. The subjectivity involved in this process makes these valuations inherently less reliable than quoted market prices. We believe that our comprehensive risk management policies and procedures serve to monitor the appropriateness of the assumptions used. The use of different assumptions, however, could produce materially different estimates of fair value.

Analysis of Financial Condition

          Total assets increased $4,093.6 million from $6,898.7 million at December 31, 2002 to $10,992.3 million at December 31, 2003. The increase in total assets mostly relates to net increases of $3,249.0 million in securities borrowed and $501.4 million in securities pledged. Total investments increased $94.5 million from $334.4 million at December 31, 2002 to $428.9 million at December 31, 2003. The increase in investments primarily relates to approximately $78.9 million of investments in managed funds and fund managers related to our expansion of our asset management business. We expect to continue to devote capital to these types of strategic investments as we expand our asset management business.

          Total liabilities increased $3,883.7 million from $6,270.2 million at December 31, 2002 to $10,153.9 million at December 31, 2003. The increase in total liabilities mostly relates to net increases of $3,347.6 million in securities loaned and $433.9 million in securities sold, not yet purchased.

          The increase in securities borrowed and securities loaned is mostly related to our matched book business. See “Business — Interest.”

          Net stockholders’ equity increased $209.9 million from $628.5 million at December 31, 2002 to $838.4 million at December 31, 2003. The increase was due to net common stock activity of $135.9 million, including $37.9 million related to the reclassification of prior years’ stock portion of deferred compensation plan deferrals, net earnings of $84.1 million, and other comprehensive income of $1.7 million, partially offset by cash dividends of $11.8 million.

Revenues by Source

          Our earnings are subject to wide fluctuations since many factors over which we have little or no control, particularly the overall volume of trading and the volatility and general level of market prices, may significantly affect our operations. The following provides a summary of revenues by source for the past three years.

	Year Ended December 31,

	2003		2002		2001

		% of		% of		% of
		Total		Total		Total
	Amount	Revenues	Amount	Revenues	Amount	Revenues

	(Dollars in Thousands)
Commissions and principal transactions:
Equities	$332,203	36%	$327,835	43%	$336,981	43%
International	85,307	9	74,853	10	62,797	8
High Yield	47,340	5	34,070	4	57,264	7
Convertible	28,799	3	29,684	4	34,091	4
Execution	23,737	3	29,310	4	11,509	1
Bonds Direct	27,242	3	11,516	2	1,665	0
Other Proprietary Trading	22,363	2	(3,003)	0	3,289	1

Total	566,991	61	504,265	67	507,596	64

Investment banking	229,608	25	139,828	18	124,099	16
Interest	102,403	11	92,027	12	131,408	17
Asset Management	17,268	2	12,026	2	17,687	2
Other	10,446	1	6,630	1	4,201	1

Total revenues	$926,716	100%	$754,776	100%	$784,991	100%

2003 Compared to 2002

          Revenues, net of interest expense, increased $154.9 million, or 23%, to $829.6 million for 2003 compared to $674.7 million for 2002. The increase was due primarily to a $62.7 million, or 12%, increase in trading revenues (commissions and principal transactions), a $89.8 million, or 64%, increase in investment banking, a $5.2 million, or 44%, increase in asset management, and a $3.8 million, or 58%, increase in other revenues, partially offset by a $6.6 million decrease in net interest income (interest revenues less interest expense). Principal transaction revenues include our proportionate share of the results of the High Yield Funds, which are described under “Business — Principal Transactions — High Yield.” For 2003, our share of these funds accounted for $9.8 million of revenues, up from $7.2 million for 2002. Trading revenues increased mostly due to other proprietary, Bonds Direct, International and High Yield business units, partially offset by reduced execution revenues. Investment banking revenues increased partly due to various high yield and related financings and advisory fees, including mergers and acquisition and restructuring. During 2003, we participated in 44 public and private debt financings, managed or co-managed 44 public and private equity financings. The advisory and restructuring business was strong as we worked on many different assignments. During 2002, we participated in 20 public and private debt financings, and managed or co-managed 25 public and private equity financings. Asset management revenues increased primarily related to an international fund. Asset management revenues include management fees and a 20% “carried” interest from the Jefferies Partners Opportunity Funds and management fees and/or incentive fees for certain other funds. The increase in other revenues was substantially due to proceeds from a business interruption insurance settlement. Net interest income was down largely due to decreased interest income on proprietary securities positions.

          Total non-interest expenses were up $114.1 million, or 20%, to $685.1 million, compared to $571.0 million for 2002. Compensation and benefits increased $89.1 million, or 23%, in line with the increase in revenues. Our compensation/ net revenues ratio was approximately 57% for both 2003 and 2002. This was possible, even with increased headcount, due to the variable nature of our compensation structure. Compensation and benefits is net of amounts reimbursed to JEFCO by the High Yield Funds. Floor brokerage and clearing fees decreased $6.5 million, or 12%, primarily due to increased trade volumes internally executed by Helfant Group. Other expenses increased $15.2 million, or 52%, mostly due to higher litigation, legal and business insurance costs. With more employees, more transactions, and more businesses, we do not expect legal fees to go down. In addition, with increased regulation and new corporate governance initiatives, the securities industry has seen an increase in legal costs. Occupancy and equipment rental increased $6.4 million, or 24%, mostly due to office expansion and a $1.9 million expense associated with the sublease of space in the San Francisco office. Technology and communications increased $6.4 million, or 12%, largely due to new services related to program trading, increased headcount and certain one time technology related reversals in the prior year. Business development expenses increased $3.5 million, or 15%, largely due to more business-related travel expenses.

          Earnings before income taxes and minority interest increased $40.8 million, or 39% to $144.5 million for 2003, compared to $103.7 million for 2002. The effective tax rate was approximately 37% for 2003 compared to 40% for 2002. The decrease in the tax rate was partially due to reductions in the effective state tax rates and partially due to the effect of increased minority interests in limited liability subsidiaries, which are not subject to tax. Net earnings were up $21.5 million, or 34%, to $84.1 million, compared to $62.6 million for 2002.

          Minority interest was $7.6 million for 2003. There was no minority interest in 2002.

          Basic net earnings per share were $1.58 in 2003 on 53.1 million shares compared to $1.27 in 2002 on 49.2 million shares. Diluted net earnings per share were $1.42 in 2003 on 59.3 million shares compared to $1.14 in 2002 on 55.0 million shares.

2002 Compared to 2001

          Revenues, net of interest expense, increased $4.4 million, or 1%, to $674.7 million for 2002 as compared to $670.3 million for 2001. The increase was due primarily to a $15.7 million, or 13%, increase in investment banking revenues, partially offset by a $5.7 million, or 32%, decrease in asset management revenues, a $3.3 million, or 1%, decrease in trading revenues (commissions and principal transactions) and a $4.8 million, or 28%, decrease in net interest income (interest revenues less interest expense). Principal transaction revenues include our proportionate share of the results of the High Yield Funds, which are described under “Business — Principal Transactions — High Yield”. For 2002, our share of these funds accounted for $7.2 million of revenues, down from $10.2 million for 2001. Trading revenues decreased mostly due to the High Yield Division. Investment banking revenues increased due mostly to an increase in advisory fees. Net interest income was down largely due to decreased interest rates and a reduction in the spread on the securities borrowed and loaned matched book business. Asset management revenues decreased due to the decrease in revenue attributable to the High Yield Funds, which contributed $8.9 million for 2002, down from $14.8 million for 2001. Asset management revenues include management fees and a 20% “carried” interest from the Jefferies Partners Opportunity Funds (Jefferies Employees Opportunity Fund does not have a 20% “carried” interest), and management fees for certain other funds.

          Total non-interest expenses increased slightly in 2002 as compared to 2001. Compensation and benefits decreased $14.6 million, or 4%. We were able to reduce our compensation/net revenues ratio to approximately 57% from approximately 60% in 2001. This was possible, even with the increased headcount, due to the variable nature of our compensation plans, a reduction in the management bonuses and a voluntary reduction in executive officer bonuses payable under the plan previously approved by the Compensation Committee of the Board of Directors. Compensation and benefits is net of amounts reimbursed to JEFCO by the High Yield Funds. Technology and communications increased $7.6 million, or 17%, mostly due to the addition of Helfant Group and negotiated refunds in the 2001 period. Floor brokerage and clearing fees increased $7.2 million, or 15%, primarily due to additional volume related to Helfant Group. Occupancy and equipment rental increased $3.2 million, or 14%, mostly due to office expansion. Other expense decreased $1.8 million, or 6%, primarily due to a decrease in charitable contributions, because of special contributions in 2001 related to the September 11 incident. Business development expenses increased $1.6 million, or 8%, largely due to increased advertising and promotion.

          Earnings before income taxes increased $1.0 million, or 1%, to $103.7 million for 2002, compared to $102.7 million for 2001. The effective tax rate was approximately 40% in 2002 and approximately 42% in 2001. The mix of business (geographically and by product) favorably impacted the effective tax rate for 2002. Net earnings were up $3.0 million to $62.6 million, compared to $59.5 million in 2001.

          Basic net earnings per share were $1.27 in 2002 on 49.2 million shares compared to $1.21 in 2001 on 49.2 million shares. Diluted earnings per share were $1.14 in 2002 on 55.0 million shares compared to $1.14 in 2001 on 52.3 million shares.

Liquidity and Capital Resources

          A substantial portion of our assets is liquid, consisting of cash or assets readily convertible into cash. The majority of securities positions (both long and short) in our trading accounts are readily marketable and actively traded. Receivables from brokers and dealers are primarily current open transactions or securities borrowed transactions, which can be settled or closed out within a few days. Receivables from customers include margin balances and amounts due on uncompleted transactions. Most of our receivables are secured by marketable securities.

          Our assets are funded by equity capital, senior debt, subordinated debt, securities loaned, customer free credit balances, bank loans and other payables. Bank loans represent temporary (usually overnight) secured and unsecured short-term borrowings, which are generally payable on demand. We have arrangements with banks for unsecured financing of $230.0 million. Secured bank loans are collateralized by a combination of customer, non-customer and firm securities. We have always been able to obtain necessary short-term borrowings in the past and we believe that we will continue to be able to do so in the future. Additionally, we have $20.0 million in letters of credit outstanding, which are used in the normal course of business mostly to satisfy various collateral requirements in lieu of depositing cash or securities.

          JEFCO, Helfant Group and Bonds Direct Securities LLC, or Bonds Direct, are subject to the net capital requirements of the Commission and other regulators, which are designed to measure the general financial soundness and liquidity of broker-dealers. JEFCO, Helfant Group and Bonds Direct have consistently operated in excess of the minimum requirements. JEFCO, Helfant Group and Bonds Direct use the alternative method of calculation. As of December 31, 2003, JEFCO’s, Helfant Group’s and Bonds Direct’s net capital and excess net capital were as follows (in thousands of dollars):

	Net Capital	Excess Net Capital

JEFCO	$220,130	$211,729
Helfant Group	9,398	9,148
Bonds Direct	5,183	4,933

          During 2003, we purchased 274,330 shares of our common stock for $6.6 million, at prices ranging from $16.69 to $32.76 per share. During 2002, we purchased 2,990,688 shares of our common stock for $59.1 million, at prices ranging from $16.50 to $24.28 per share. We typically repurchase our common stock in open market transactions in accordance with Rule 10b-18 and on occasion, in transactions directly with stockholders. These repurchases are generally to cover future common stock commitments under our various stock based compensation and incentive plans. We believe that we have sufficient liquidity and capital resources to make these repurchases without any material adverse effect on our financial results or position.

          During 2003, approximately $3.6 million in zero coupon unsecured Euro denominated convertible loan notes were converted into 219,472 shares of our common stock. The conversion price for the notes was approximately 14.40 Euros (as of August 4, 2003, this was equivalent to approximately $16.36).

          During 2002, we issued $325.0 million aggregate principal amount of 7.75% senior notes due March 15, 2012 and retired $50.0 million aggregate principal amount of 8.875% senior notes due 2004.

          In the normal course of business, we had letters of credit outstanding aggregating $20.0 million at December 31, 2003, mostly to satisfy various collateral requirements in lieu of depositing cash or securities. These letters of credit have a current carrying amount of aggregate liability of $0.

          At December 31, 2003, we had outstanding guarantees of $26.0 million relating to undrawn bank credit obligations of two associated investment funds in which we have an interest. Also, we have guaranteed collateralized obligations of JIL to various banks which provide clearing and credit services to JIL and to counterparties of JIL in JIL’s securities borrowed business. These guarantees on behalf of JIL amounted to over $600 million as of December 31, 2003. In addition, as of December 31, 2003, we had commitments to invest up to $15.0 million in various investments. Additionally, in February of 2004, we committed to invest approximately $40 million in a new fund to be managed by us.

          The tables below provide information about our commitments related to debt obligations, interest rate swaps, leases, guarantees, letters of credit and investments as of December 31, 2003. For debt obligations, leases and investments, the table presents principal cash flows with expected maturity dates. For interest rate swaps, guarantees and letters of credit, the table presents notional amounts with expected maturity dates.

	Expected Maturity

As of December 31, 2003	2004	2005	2006	2007	2008	After 2008	Total

	(Dollars in Thousands)
Debt obligations
Senior Notes	—	—	—	$100,000	—	$325,000	$425,000
10% Subordinated Loans	$300	—	—	—	—	—	$300
Interest rate swaps	—	—	—	—	—	$200,000	$200,000
Leases
Gross lease commitments	$29,161	$28,617	$27,045	$23,657	$22,788	$77,090	$208,358
Sub-leases	3,097	2,080	1,193	1,008	959	1,717	$10,054

Net lease commitments	$26,064	$26,537	$25,852	$22,649	$21,829	$75,373	$198,304
Guarantees	$26,000	—	—	—	—	—	$26,000
Letters of credit	$20,000	—	—	—	—	—	$20,000
Commitments to invest	$5,982	$488	$134	—	—	$8,357	$14,961

Off Balance Sheet Arrangements

          At December 31, 2003, we had outstanding guarantees of $26.0 million relating to undrawn bank credit obligations of two associated investment funds in which we have an interest. We do not believe that these guarantees are reasonably likely to have any material effect on our financial results or position.

Effects of Changes in Foreign Currency Rates

          We maintain a foreign securities business in our foreign offices (London, Paris, Tokyo and Zurich) as well as in some of our domestic offices. Most of these activities are hedged by related foreign currency liabilities or by forward exchange contracts. However, we are still subject to some foreign currency risk. A change in the foreign currency rates could create either a foreign currency transaction gain/loss (recorded in our consolidated statements of earnings) or a foreign currency translation adjustment to the stockholders’ equity section of our consolidated statements of financial condition.

Effects of Inflation

          Based on today’s modest inflationary rates and because our assets are primarily monetary in nature, consisting of cash and cash equivalents, securities and receivables, we believe that our assets are not significantly affected by inflation. The rate of inflation, however, can affect various expenses, including employee compensation, communications and technology and occupancy, which may not be readily recoverable in charges for services provided by us.

Risk Management

          Risk is an inherent part of our business and activities. The extent to which we properly and effectively identify, assess, monitor and manage each of the various types of risk involved in our activities is critical to our soundness and profitability. We seek to identify, assess, monitor and manage the following principal risks involved in its business activities: market, credit, operational and legal. Risk management in our business is a multi-faceted process that requires communication, judgment and knowledge of financial products and markets. Senior management takes an active role in the risk management process and requires specific administrative and business functions to assist in the identification, assessment and control of various risks. Our risk management policies, procedures and methodologies are fluid in nature and are subject to ongoing review and modification.

Market Risk.

          The potential for changes in the value of the financial instruments we own is referred to as market risk. Our market risk generally represents the risk of loss that may result from a change in the value of a financial instrument as a result of fluctuations in interest rates, credit spreads, equity prices and the correlation among them, along with the level of volatility. Interest rate risks result primarily from exposure to changes in the yield curve, the volatility of interest rates, and credit spreads. Equity price risks result from exposure to changes in prices and volatilities of individual equities, equity baskets and equity indices. We make dealer markets in equity and debt securities. To facilitate customer order flow, we may be required to own equity and debt securities in our trading and inventory accounts. The majority of our trading and inventory accounts consist of fixed income debt instruments. We attempt to hedge our exposure to market risk by managing our net long or short position. Due to imperfections in correlations, gains and losses can occur even for positions that are hedged. Position limits in trading and inventory accounts are established and monitored on an ongoing basis. Each day, consolidated position and exposure reports are prepared and distributed to various levels of management, which enable management to monitor inventory levels and results of the trading groups.

Credit Risk.

          Credit risk represents the loss that we would incur if a client, counterparty or issuer of securities or other instruments held by us fails to perform its contractual obligations. We follow industry practice to reduce credit risk related to various investing and financing activities by obtaining and maintaining collateral. We adjust margin requirements if we believe the risk exposure is not appropriate based on market conditions.

Operational Risk.

          Operational risk generally refers to the risk of loss resulting from our operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in our operating systems, business disruptions and inadequacies or breaches in its internal control processes. We operate in diverse markets and are reliant on the ability of our employees and systems to process high numbers of transactions often within short time frames. In the event of a breakdown or improper operation of systems, human error or improper action by employees, we could suffer financial loss, regulatory sanctions or damage to our reputation. In order to mitigate and control operational risk, we have developed and continue to enhance policies and procedures that are designed to identify and manage operational risk at appropriate levels. September 11 heightened the need for comprehensive disaster recovery plans. Disaster recovery plans exist for our critical systems, and redundancies are built into the systems as deemed appropriate. We believe that our disaster recovery program, including off-site back-up technology and operational facilities, is adequate to handle a reasonable business disruption. However, there can be no assurances that a disaster directly affecting our headquarters or our operations center would not have a material adverse impact. Insurance and other safeguards might only partially reimburse us for our losses. We also use periodic self-assessments, internal audit reviews and independent consultants as a further check on operational risk and exposure.

Legal Risk.

          Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements. We are subject to extensive regulation in the different jurisdictions in which we conduct our business. We have various procedures addressing issues such as regulatory capital requirements, sales and trading practices, use of and safekeeping of customer funds, credit granting, collection activities, anti money-laundering and record keeping.

Recent Accounting Developments

New Amendment of FASB Statement No. 123 on Stock Based Compensation.

          Financial Accounting Standards Board (“FASB”) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123”, amends FASB No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FASB No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. On February 5, 2003, we announced that we would adopt the fair-value-based method of recording stock-based compensation contained in FASB No. 123, “Accounting for Stock-Based Compensation”. We implemented this statement in the first quarter of 2003. For more information concerning stock-based compensation, see note 1 of the notes to our consolidated financial statements.

New Accounting Standards on Derivative Instruments and Hedging Activities.

          FASB No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The implementation of this statement did not have a material impact on our consolidated financial statements.

New Accounting Standards for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

          FASB No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. FASB No. 150 also includes required disclosures for financial instruments within its scope. FASB No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, FASB No. 150 will be effective on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The adoption of FASB No. 150 did not have a material impact on our consolidated financial statements.

New Accounting Standards and Disclosures on Guarantees.

          FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34,” elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements of interim and annual periods ending after December 31, 2002. The adoption of FASB Interpretation No. 45 did not have a material impact on our consolidated financial statements.

New Accounting Standards on Energy Contracts.

          In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and

Contracts Involved in Energy Trading and Risk Management Activities.” EITF Issue No. 02-3 precludes mark-to-market accounting for energy-trading contracts that are not derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” We have adopted the provisions of EITF Issue No. 02-3 related to energy-trading contracts as of the beginning of 2003, and the effect of adoption was not material to our financial condition, results of operations or cash flows. EITF Issue No. 02-3 also communicates the FASB staff’s view that the transaction price for a derivative contract is the best information available with which to estimate fair value at the inception of a contract when the estimate is not based on other observable market data. The application of the FASB staff’s view did not have a material effect on our financial condition, results of operations or cash flows.

New Accounting Standards on Consolidations.

          In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. We will be required to apply FIN 46R to variable interests in variable interest entities, or VIEs, created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005.

          For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. We are evaluating the impact of applying FIN 46R to existing VIEs in which we have variable interests and have not yet completed this analysis. As we continue to evaluate the impact of applying FIN 46R, additional entities may be identified that would need to be consolidated.

          FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, addressed the consolidation by companies of variable interest entities as defined in the Interpretation. A company is required to consolidate a variable interest entity if that company is the “primary beneficiary” as defined by the Interpretation. For purposes of determining whether it is the primary beneficiary, a company is required to treat variable interests in the variable interest entity held by its related parties as its own interests. We, together with our employees (related parties), are the primary beneficiary of Jefferies Employees Opportunity Fund, or JEOF, one of the three High Yield Funds that we manage. Therefore, JEOF starting in the third quarter of 2003 is consolidated into our consolidated financial statements, and is no longer treated as an investment.

BUSINESS

          We are a full-service investment bank and institutional securities firm focused on the middle market. We offer financial advisory, capital raising, mergers and acquisitions, and restructuring services to small and mid-cap companies and provide trade execution in equity, high yield, convertible and international securities, as well as research and asset management capabilities, to institutional investors. We also offer correspondent clearing, prime brokerage, private client services and securities lending services.

          As of December 31, 2003, we had 1,626 employees.

Jefferies & Company, Inc.

          JEFCO was founded in 1962 and is engaged in equity, convertible debt and high yield securities brokerage and trading and investment banking. JEFCO is one of the leading national firms engaged in the distribution and trading of blocks of equity securities both on the national securities exchanges and in the third market. The term third market refers to transactions in listed equity securities effected other than on national securities exchanges. JEFCO’s revenues are derived primarily from commission revenues and market making or trading as principal in equity, high yield, convertible securities, options, futures and international securities with or on behalf of institutional investors, with the balance generated by investment banking and other activities. JEFCO currently provides equity and/or high yield research in the areas of:

    •      Aerospace & Defense

    •      Apparel

    •      Biotechnology

    •      Consumer

    •      Energy

    •      Financial Services

•	Food Products & Restaurants

    •      Gaming & Leisure

•	Government & Commercial IT

    •      Healthcare

    •      Home Building

•	Home Goods Retailing

    •      Industrial

    •      Knowledge Services

    •      Post-Reorganization

•	Printing, Packaging & Printing-Related Industries

    •      Maritime/Shipping

•	Media & Entertainment

    •      Retail

    •      Specialty Retail

    •      Special Situations

    •      Technology

•	Transportation and Telecommunications

Jefferies International Limited

          JIL was incorporated in 1986 in England, and is a member of The International Stock Exchange and The Securities and Futures Authority. JIL introduces customers trading in U.S. securities to JEFCO and also trades as a broker-dealer in international equity and convertible securities and American Depositary Receipts, or ADRs. In 1995, JIL formed a wholly owned Swiss subsidiary, Jefferies (Switzerland) Ltd. In 1996, JIL formed a wholly owned English subsidiary, Jefferies (Japan) Limited, which maintains a branch office in Tokyo.

Helfant Group, Inc.

          Helfant Group is the successor to a business that has been a member of the NYSE since 1927. Providing agency-only execution services to institutional investors, Helfant offers electronic and floor trading capabilities for stocks and options listed on the NYSE, AMEX, and all other major U.S. exchanges, as well as OTC. In September 2001, we acquired Lawrence Helfant, Inc. and Lawrence Helfant LLC and in January 2002, we merged Lawrence Helfant, Inc. and Lawrence Helfant LLC into W & D Securities, Inc. and changed its name to Helfant Group, Inc.

Quarterdeck Investment Partners, LLC

          We acquired Quarterdeck Investment Partners, LLC in December 2002. Quarterdeck is an investment banking firm specializing in mergers and acquisitions in the global aerospace, defense, and federal information technology industries.

Broadview International

          We acquired Broadview International LLC in December 2003. Broadview is an investment banking firm specializing in mergers and acquisitions in the information, communications and healthcare technology industries.

Bonds Direct

          Bonds Direct Securities LLC, a majority-owned subsidiary, provides investment grade fixed income transaction execution for institutions acting as principal, through a combination of professional sales and trading coverage, and a technology platform that enables true on-line trading. Bonds Direct was formed in 2001.

Separation of Investment Technology Group, Inc. from Jefferies Group, Inc.

          We were originally incorporated in 1998 as a holding company under the name JEF Holding Company, Inc. At the time of its incorporation, JEF Holding Company, Inc. was a wholly owned subsidiary of a predecessor company also named Jefferies Group, Inc., or Old Group. On April 20, 1999, the stockholders of Old Group approved and adopted a merger agreement between Old Group and Old Group’s approximately 80.5% owned subsidiary, Investment Technology Group, Inc., or ITGI.

          On April 27, 1999, Old Group and ITGI consummated the transactions that resulted in the separation of ITGI from the other Old Group businesses. On April 22, 1999, Old Group transferred all non-ITGI assets and liabilities to JEF Holding Company, Inc., a holding company. Old Group then distributed all of the common stock of JEF Holding Company, Inc. to Old Group stockholders through a tax-free spin-off. After the transfers, Old Group’s 15 million shares of ITGI became its only asset. The spin-off was immediately followed by a tax-free merger of ITGI with and into Old Group. Following the merger, Old Group was renamed Investment Technology Group, Inc. and JEF Holding Company, Inc. was renamed Jefferies Group, Inc., the issuer in this prospectus.

          These transactions were treated for financial reporting purposes as if Old Group had spun-off its entire 80.5% stake in ITGI to Old Group stockholders. Accordingly, since the results of ITGI were previously consolidated with Old Group, all financial information for the periods prior to April 27, 1999 have been restated to reflect the results of ITGI as a discontinued operation. The net assets of ITGI have been segregated for prior periods from the other assets and liabilities of Old Group. For financial reporting purposes, the net assets of ITGI as of April 27, 1999 have been treated as a distribution to Old Group stockholders.

Commission Business

          We derive a substantial portion of our revenues from customer commissions on brokerage transactions in equity and debt securities for domestic and international investors such as investment advisors, banks, mutual funds, insurance companies, hedge funds, and pension and profit sharing plans. These investors normally purchase and sell securities in block transactions, the execution of which requires special marketing and trading expertise. JEFCO, for example, is one of the leading national firms in the execution of equity block transactions, and believes that its institutional customers are attracted by the quality of its execution (with respect to considerations of quantity, timing and price) and its competitive commission rates, which are negotiated on the basis of market conditions, the size of the particular transaction and other factors. In addition to domestic equity securities, JEFCO executes transactions in high yield securities, domestic and international convertible securities, international equity securities,

ADRs, options, preferred stocks, financial futures and other similar products. JEFCO’s private client services group focuses on transactions with retail customers, including high net worth clients, which typically involve a greater risk of litigation than would normally be assumed in JEFCO’s traditional institutional activities.

          All of JEFCO’s institutional equity account executives are electronically interconnected through systems permitting simultaneous verbal and graphic communication of trading and order information by all participants. JEFCO believes that its execution capability is significantly enhanced by this system, which permits its account executives to respond to each other and to negotiate order indications directly with customers rather than through a separate trading department.

Principal Transactions

          In the regular course of its business, JEFCO takes securities positions as a market maker to facilitate customer transactions and for investment purposes. In making markets and when trading for its own account, JEFCO exposes its own capital to the risk of fluctuations in market value. Trading profits (or losses) depend primarily upon the skills of the employees engaged in market making and position taking, the amount of capital allocated to positions in securities and the general trend of prices in the securities markets.

          JEFCO monitors its risk by maintaining its securities positions at or below certain pre-established levels. These levels reduce certain opportunities to realize profits in the event that the value of such securities increases. However, they also reduce the risk of loss in the event of a decrease in such value and result in controlled interest costs incurred on funds provided to maintain such positions.

          Equities. The Equities Division of JEFCO makes markets in over 4,000 over-the-counter equity securities and ADRs, and trades securities for its own account, as well as to facilitate customer transactions. Included in principal transactions are commission-equivalents charged on certain principal trades for Nasdaq securities. During 2002, JEFCO hired a group of traders who specialize in trading OTC Bulletin Board and pink sheet securities. These securities are typically more illiquid, have smaller capitalizations and may involve more risk than Nasdaq traded securities.

          High Yield. The High Yield Division of JEFCO principally trades non-investment grade public and private debt securities, as well as distressed securities and bank debt. The division specializes in trading and making markets in over 1,000 unrated or less than investment grade corporate debt securities and accounts for these positions at market value. At December 31, 2003, the aggregate long and short market value of these positions was $205.4 million and $34.2 million, respectively. Risk of loss upon default by the borrower is significantly greater with respect to unrated or less than investment grade corporate debt securities than with other corporate debt securities. These securities are generally unsecured and are often subordinated to other creditors of the issuer. These issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. There is a limited market for some of these securities and market quotes are available only from a small number of dealers.

          Three funds managed by JEFCO, the High Yield Funds, invest on a pari passu basis in all trading and investment activities undertaken by the High Yield Division. Two of these funds, the Jefferies Partners Opportunity Funds, are principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund, is principally capitalized with equity investments from JEFCO employees and is therefore consolidated into our consolidated financial statements. JEFCO’s senior management (including our Chief Executive Officer, President and Chief Financial Officer) and certain JEFCO employees have direct investments in all three funds on terms identical to other fund participants. JEFCO has a 16% aggregate interest in the funds, senior management has a 3% interest and all employees (exclusive of senior management) have an 8% interest. The High Yield Division and each of the funds share gains or losses on all trading and investment activities of the High Yield Division on the basis of a pre-established sharing arrangement related to the amount of capital each has available for such transactions. The sharing arrangement is modified from time to time to reflect changes in the respective amounts of available capital. As of December 31, 2003, the funds were being allocated an aggregate of 64% of such gains and losses. The funds also reimburse JEFCO for their share of allocable trading expenses. At year end 2003, the High Yield Division had in excess of $945 million of combined pari passu capital available from the funds (including unfunded commitments and availability under the fund revolving credit facility) and JEFCO to deploy and execute the division’s investment and trading strategy. The High Yield Funds are actively managed by Richard B. Handler, our Chief Executive Officer. Investors in the funds would have the right to redeem their investment should Mr. Handler cease actively managing the High Yield Funds.

          Convertible Securities. JEFCO trades domestic and international convertible securities and assists corporate and institutional clients in identifying attractive investments in these securities.

          Other Proprietary Trading. We trade investment grade corporate bonds, U.S. treasury securities, and U.S. government agency securities through Bonds Direct. We also engage in structured trading within our securities lending activities, exchange in traded commodities futures transactions, and have investments in partnership, hedge funds and mutual funds, as well as other relationships with independent management firms, which contribute to revenues from principal transactions.

Investment Banking

          JEFCO’s Investment Banking Division offers corporations (primarily middle-market growth companies) a full range of financial advisory services as well as debt, equity, and convertible financing services. Services include acquisition financing, bridge and senior loan financing, private placements and public offerings of debt and equity securities, debt refinancings, restructuring, merger and acquisition and exclusive sales advice, structured financings and securitizations, consent and waiver solicitations, and company and bondholder representations in corporate restructurings. Investment banking activity involves both economic and regulatory risks. An underwriter may incur losses if it is unable to sell the securities it is committed to purchase or if it is forced to liquidate its commitments at less than the agreed upon purchase price. In addition, under the Securities Act and other laws and court decisions with respect to underwriters’ liability and limitations on indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for material misstatements or omissions in prospectuses and other communications with respect to underwritten offerings. Further, underwriting commitments constitute a charge against net capital and JEFCO’s underwriting commitments may be limited by the requirement that it must, at all times, be in compliance with the Uniform Net Capital Rule 15c3-1 of the Securities and Exchange Commission.

          JEFCO intends to continue to pursue opportunities for its corporate customers, which may require it to finance and/or underwrite the issuance of securities. Under circumstances where JEFCO is required to act as an underwriter or to take a position in the securities of its customers, JEFCO may assume greater risk than would normally be assumed in its normal trading activity.

Interest

          JEFCO derives a substantial portion of its interest revenues, and incurs a substantial portion of its interest expenses, in connection with its securities borrowed/ securities loaned activity. JEFCO also earns interest on its securities portfolio, on its operating and segregated balances, on its margin lending activity and on certain of its investments, including its investment in short-term bond funds. JEFCO also incurs interest expense on its long-term debt, bank loans and free credit balances in the accounts of customers. JEFCO has a fair value hedge using interest rate swaps in order to convert $200.0 million aggregate principal amount of unsecured 7.75% senior notes due March 15, 2012 into floating rates based upon LIBOR.

          Securities Borrowed/ Securities Loaned. In connection with both its trading and brokerage activities, JEFCO borrows securities to cover short sales and to complete transactions in which customers have failed to deliver securities by the required settlement date, and lends securities to other brokers and dealers for similar purposes. JEFCO has an active securities borrowed and lending matched book business, in which JEFCO borrows securities from one party and lends them to another party. When JEFCO borrows securities, JEFCO provides cash to the lender as collateral, which is reflected in our financial statements as receivable from brokers and dealers. JEFCO earns interest revenues on this cash collateral. Similarly, when JEFCO lends securities to another party, that party provides cash to JEFCO as collateral, which is reflected in our financial statements as payable to brokers and dealers. JEFCO pays interest expense on the cash collateral received from the party borrowing the securities. A substantial portion of JEFCO’s interest revenues and interest expenses results from the matched book activity. The initial collateral advanced or received approximates or is greater than, the fair value of the securities borrowed or loaned. JEFCO monitors the fair value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.

          Margin Lending. Customers’ transactions are executed on either a cash or margin basis. In a margin transaction, JEFCO extends credit to the customer, collateralized by securities and cash in the customer’s account, for a portion of the purchase price, and receives income from interest charged on such extensions of credit.

          In permitting a customer to purchase securities on margin, JEFCO is subject to the risk that a market decline could reduce the value of its collateral below the amount of the customer’s indebtedness and that the customer might otherwise be unable to repay the indebtedness.

          In addition to monitoring the creditworthiness of its customers, JEFCO also considers the trading liquidity and volatility of the securities it accepts as collateral for its margin loans. Trading liquidity and volatility may be dependent, in part, upon the market in which the security is traded, the number of outstanding shares of the issuer, events affecting the issuer and/or securities markets in general, and whether or not there are any legal restrictions on the sale of the securities. Certain types of securities have historical trading patterns, which may assist JEFCO in making its evaluation. Historical trading patterns, however, may not be good indicators over relatively short time periods or in markets which are affected by unusual or unexpected developments. JEFCO considers all of these factors at the time it agrees to extend credit to customers and continues to review its extensions of credit on an ongoing basis.

          The majority of JEFCO’s margin loans are made to United States citizens or to corporations which are domiciled in the United States. JEFCO may extend credit to investors or corporations who are citizens of foreign countries or who may reside outside the United States. JEFCO believes that should such foreign investors default upon their loans and should the collateral for those loans be insufficient to satisfy the investors’ obligations, it may be more difficult to collect such investors’ outstanding indebtedness than would be the case if investors were citizens or residents of the United States.

          Although JEFCO attempts to minimize the risk associated with the extension of credit in margin accounts, there is no assurance that the assumptions on which JEFCO bases its decisions will be correct or that it is in a position to predict factors or events which will have an adverse impact on any individual customer or issuer, or the securities markets in general.

Asset Management

          We receive asset management fees in connection with the management and investment advisory services we perform for various domestic and international funds and managed accounts. These asset management fees include fees based on the value of assets under management and may include incentive fees based on performance. In 2003, we began the development of a broadly based asset management infrastructure which will support the development of various investment strategies including those focused on long-short equity, real assets, fixed income and foreign exchange through a variety of pooled investment vehicles. We expect to support and make investments in these various vehicles.

Competition

          As an international investment bank and securities firm, all aspects of our business are intensely competitive. We compete directly with numerous domestic and international competitors, including firms included on the AMEX Securities Broker/ Dealer Index and with other brokers and dealers, investment banking firms, investment advisors, mutual funds, hedge funds and commercial banks. Many of our competitors have substantially greater capital and resources and offer a broader range of financial products than we. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services. These developments and others have resulted, and may continue to result, in significant additional competition for us. We believe that the principal factors affecting competition involve market focus, reputation, the abilities of professional personnel, the relative price of the service and products being offered and the quality of service.

Regulation

          The securities industry in the United States is subject to extensive regulation under both federal and state laws. The Commission is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally the NASD and the securities exchanges, are actively involved in the regulation of broker-dealers. These self-regulatory organizations conduct periodic examinations of member broker-dealers in accordance with rules they have adopted and amended from time to time, subject to approval by the Commission. Securities firms are also subject to regulation by state securities commissions and state attorneys general in those states in which they do business.

          Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, record-keeping, anti-money laundering and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations, state securities commissions and state attorneys general may conduct administrative proceedings which can result in censure, fine, suspension, expulsion of a broker-dealer, its officers or employees, or revocation of broker-dealer licenses. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

          As registered broker-dealers, JEFCO, Helfant Group and Bonds Direct are required by law to belong to the Securities Investor Protection Corporation or SIPC. In the event of a member’s insolvency, the SIPC fund provides protection for customer accounts up to $500,000 per customer, with a limitation of $100,000 on claims for cash balances. JEFCO carries an excess policy that provides additional protection for securities of up to $9.5 million per customer with an aggregate limit of $100 million.

          Net Capital Requirements. Every U.S. registered broker-dealer doing business with the public is subject to the Net Capital Rule, which specifies minimum net capital requirements. We are not a registered broker-dealer and therefore are not subject to this rule; however, our United States broker-dealer subsidiaries are so registered and are subject to this rule.

          The net capital rule provides that a broker-dealer doing business with the public shall not permit its aggregate indebtedness to exceed 15 times its adjusted net capital (the basic method) or, alternatively, that it not permit its adjusted net capital to be less than 2% of its aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with the rule (the alternative method). JEFCO, Helfant Group and Bonds Direct use the alternative method of calculation.

          Compliance with applicable net capital rules could limit operations of JEFCO, such as underwriting and trading activities, that require use of significant amounts of capital, and may also restrict loans, advances, dividends and other payments by JEFCO, Helfant Group or Bonds Direct to us. As of December 31, 2003, JEFCO’s, Helfant Group’s and Bonds Direct’s net capital exceeded minimum net capital requirements.

Risk Management

          As an international investment bank and securities firm, risk is an inherent part of our business. Global markets, by their nature, are prone to uncertainty and subject participants to a variety of risks. We have developed policies and procedures to identify, measure and monitor each of the risks involved in our trading, brokerage and corporate finance activities on an international basis. Risk management is considered to be of paramount importance. We devote significant resources to the measurement, management and analysis of risk, including investments in personnel, information technology infrastructure and systems. Since 1997, we have retained the services of Ernst & Young LLP, or E&Y, to perform internal audit procedures on an outsource basis for the benefit of our management and Audit Committee. In this capacity, E&Y coordinates the scope and results of internal audit procedures with our management and Audit Committee. Our independent auditors, KPMG LLP, consider the internal audit work performed by E&Y, among other things, in determining the scope of the annual audit of our consolidated financial statements.

Properties

          We maintain offices throughout the world including New York, Atlanta, Boston, Chicago, Dallas, Hong Kong, Houston, Jersey City, London, Los Angeles, Nashville, New Orleans, Philadelphia, Richmond, Paris, San Francisco, Silicon Valley, Short Hills, Stamford, Tokyo, Washington, D.C. and Zurich. In addition, we maintain back-up facilities with redundant technologies in Dallas. We lease all of our office space which management believes is adequate for our business.

Legal Proceedings

          Many aspects of our business involve substantial risks of liability. In the normal course of business, we and our subsidiaries have been named as defendants or co-defendants in lawsuits involving primarily claims for damages. Our management believes that pending litigation should not have a material adverse effect on us.

MANAGEMENT

          The following table sets forth certain information concerning each of our executive officers, directors and key employees, their ages, and their respective positions:

Name:	Age:	Position:

Richard B. Handler	42	Chief Executive Officer; Chairman of the Board; Director
John C. Shaw, Jr.	57	President; Chief Operating Officer; Director
Joseph A. Schenk	45	Executive Vice President; Chief Financial Officer
Lloyd H. Feller	61	Executive Vice President, General Counsel; Secretary
Maxine Syrjamaki	59	Controller
W. Patrick Campbell	58	Director
Richard G. Dooley	74	Director
Frank J. Macchiarola	62	Director

          Richard B. Handler became our Chairman of the Board on February 15, 2002 and has been our and JEFCO’s Chief Executive Officer since January 2001. He also served as Co-President and Co-Chief Operating Officer of both entities during 2000. Mr. Handler was elected to our Board of Directors in May 1998 and to the Board of JEFCO in May 1993. He was the Managing Director of High Yield Capital Markets at JEFCO from May 1993 until February 2002, after co-founding that group as an Executive Vice President in April 1990. He is the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds. Mr. Handler received an MBA from Stanford University in 1987 and a BA in Economics from the University of Rochester in 1983.

          John C. Shaw, Jr. has been our and JEFCO’s President and Chief Operating Officer since January 2001. Mr. Shaw has also been a member of the Board of Directors since January 2000, and a Director of JEFCO since 1983. Mr. Shaw was our and JEFCO’s Co-President and Co-Chief Operating Officer during 2000. Mr. Shaw was Executive Vice President and Regional Manager of JEFCO’s Boston office from 1994 to 1997 and began his tenure at JEFCO in 1983 as a Senior Vice President and Regional Manager of JEFCO’s Chicago office. Before joining JEFCO’s, Mr. Shaw was a Senior Vice President and Institutional Branch Manager at First Boston in Chicago, and previously, was a Senior Vice President and Branch Manager at Cantor Fitzgerald in Chicago, where he started in 1976.

          Joseph A. Schenk has been our Executive Vice President and Chief Financial Officer since January 2000, Executive Vice President of JEFCO since January 2000 and was a Senior Vice President, Corporate Services of JEFCO from September 1997 through December 1999. From January 1996 through September 1997, Mr. Schenk was Chief Financial Officer and Treasurer of Tel-Save Holdings, Inc., now Talk American Holdings, Inc. From September 1993 to January 1996, Mr. Schenk was Vice President, Capital Markets Group, with JEFCO.

          Lloyd H. Feller has been our Executive Vice President, General Counsel and Secretary, and a director of JEFCO since December 2002. Previously he had been Senior Vice President, General Counsel and Secretary of SoundView Technology Group Inc. and its predecessor, Wit Capital Group, from 1999 to December 2002. Prior to that time, he was a partner at Morgan, Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

          Maxine Syrjamaki has been our Controller since May 1987, an Executive Vice President of JEFCO since November 1986, Chief Financial Officer of JEFCO since September 1984 and a director of JEFCO from 1983 through December 2003. Ms. Syrjamaki has also been Chief Financial Officer of both Bonds Direct Securities LLC and Quarterdeck Investment Partners LLC since 2001. Prior to joining Jefferies in 1983, Ms. Syrjamaki was a certified public accountant in the audit group of Peat Marwick (now KPMG) specializing in financial institutions.

          W. Patrick Campbell has served as a member of our Board of Directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/ Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

          Richard G. Dooley has been a member of our Board of Directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (Mass Mutual); Mr. Dooley was a consultant to Mass Mutual from 1993 through 2003. Mr. Dooley has also been a director of Kimco Realty Corporation since 1990. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The Nellie Mae Education Foundation, Inc. Mr. Dooley is Chairman of our Compensation Committee and a member of the Audit Committee and the Corporate Governance and Nominating Committee.

          Frank J. Macchiarola has been a member of our Board of Directors since August 1991. He is currently the President of St. Francis College, where he has served in that capacity since July 1996. He also serves as special counsel to the law firm of Tannenbaum, Halpern, Syracuse & Hirschtritt, LLP. Previously, Mr. Macchiarola was a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City from 1991 to 1996, Professor of Business in the Graduate School of Business at Columbia University from 1987 to 1991, President and Chief Executive Officer of the New York City Partnership, Inc. from 1983 to 1987. Prior to 1985, Mr. Macchiarola was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust since 1991. Mr. Macchiarola is Chairman of Corporate Governance and Nominating Committee and a member of the Audit Committee and the Compensation Committee.

DESCRIPTION OF NOTES

General

          The following description of the notes we are offering supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. We refer you to that description.

          We will issue the notes under an indenture dated as of March 12, 2002, as supplemented, between us and The Bank of New York, as trustee. The trustee has normal banking relationships with us. BNY Capital Markets, Inc., an affiliate of The Bank of New York, is a co-manager of this offering.

          We do not currently intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system. We cannot assure you that an active public market for the notes will develop. The absence of an active public trading market could have an adverse effect on the liquidity and value of the notes.

          After the closing of this offering the registration statement of which this prospectus forms a part may be used to offer up to the remaining $650 million of securities originally registered, including debt securities. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the issue price and the issue date. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of senior notes under the indenture.

Principal, Maturity and Interest

          The notes are initially limited in aggregate principal amount to $350 million. Each note will mature on March 15, 2016 and will bear interest at the rate per annum shown on the cover page of this prospectus supplement. Interest on the notes will accrue from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes on March 15 and September 15 of each year, commencing September 15, 2004 to holders of record at the close of business on the immediately preceding March 1 and September 1, respectively.

          Interest will be calculated on the basis of a 360 day year comprised of twelve 30 day months. Interest on the notes will be paid by check mailed to the persons in whose names the notes are registered at the close of business on the applicable record date or, at our option, by wire transfer to accounts maintained by such persons with a bank located in the United States. The principal of the notes will be paid upon surrender of the notes at the corporate trust office of the trustee. For so long as the notes are represented by global notes, we will make payments of interest by wire transfer to The Depository Trust Company (DTC) or its nominee, as the case may be, which will distribute payments to beneficial holders in accordance with its customary procedures. We will not pay additional amounts for taxes, as described in “Description of Debt Securities — Payment of Additional Amounts.”

          The notes are not entitled to any sinking fund. The provisions of the indenture described in the accompanying prospectus under “Description of Debt Securities — Defeasance” will apply to the notes.

Ranking

          The notes will be senior unsecured obligations, ranking equally with all of our existing and future senior indebtedness and senior to any future subordinated indebtedness.

Optional Redemption

          We may redeem the notes, in whole at any time or in part from time to time, at our option, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

•	100% of the principal amount of the notes to be redeemed; and

          • the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on the redemption date, discounted to the date of redemption, on a semi-annual basis, at the Treasury Rate, as defined below, plus 25 basis points.

          In determining the redemption price and accrued and unpaid interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

          Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of the notes called for redemption and those notes will cease to be outstanding.

          Comparable Treasury Issue means the United States Treasury security selected as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

          Comparable Treasury Price means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

          Reference Treasury Dealer means Merrill Lynch and its successors, and any two other primary Treasury dealers we select. If any of the foregoing ceases to be a primary U.S. government securities dealer in New York City, we must substitute another primary Treasury dealer.

          Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding such redemption date.

          Treasury Rate means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

Covenants

          Limitations on Liens. The indenture provides that we will not, and will not permit any material subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any material subsidiary, without providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness. The indenture defines material subsidiary to be any subsidiary that represents 5% or more of our consolidated net worth as of the date of determination.

          Limitations on Transactions with Affiliates. The indenture provides that we will not, and will not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of ours unless:

•	the transaction with the affiliate is made on terms no less favorable to us or the subsidiary than those that would have been obtained in a comparable transaction with an unrelated person; and

•	in the case of any affiliate transaction involving consideration in excess of $25 million in any fiscal year, we deliver to the trustee a certificate to the effect that our board of directors has determined that the transaction complies with the requirements described in the above bullet point and that the transaction has been approved by a majority of the disinterested members of our board of directors.

          This covenant will not apply to any employment agreement entered into in the ordinary course of business and consistent with past practices, to any transaction between or among us and our subsidiaries or to transactions entered into prior to the date the notes are issued.

          Limitations on Mergers and Sales of Assets. The indenture provides that we will not merge or consolidate or transfer or lease our assets substantially as an entirety, and another person may not transfer or lease its assets substantially as an entirety to us, unless:

•	either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture.

Book-Entry, Delivery and Form

          The notes will be issued in the form of one or more global notes deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. See “Form, Exchange and Transfer” and “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Same-Day Settlement and Payment

          Settlement for the notes will be made by the underwriters in immediately available funds. We will make all payments of principal and interest in immediately available funds.

          Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

UNDERWRITING

          We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Principal
Amount
Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$175,000,000
Jefferies & Company, Inc.	35,000,000
BNY Capital Markets, Inc.	28,000,000
Citigroup Global Markets Inc.	28,000,000
Credit Suisse First Boston LLC	28,000,000
J.P. Morgan Securities Inc.	28,000,000
Wachovia Capital Markets, LLC	28,000,000

Total	$350,000,000

          The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus, and to dealers at that price less a commission not in excess of .425% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of ..2% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

No Sales of Similar Securities

          We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any of our debt securities,

•	sell any option or contract to purchase any of our debt securities,

•	purchase any option or contract to sell any of our debt securities,

•	grant any option, right or warrant for the sale of any of our debt securities,

•	file a registration statement for any of our debt securities, or

•	lend or otherwise dispose of or transfer any of our debt securities.

          This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

New Issue of Notes

          The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by Merrill Lynch that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD Regulation

          Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the notes. Accordingly, the notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD. The underwriters will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

Price Stabilization and Short Positions

          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

          The underwriters and certain of their affiliates have performed investment banking, advisory and general financing services for us from time to time for which they have received customary fees and expenses. The underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. The Bank of New York, an affiliate of BNY Capital Markets, Inc., will be a trustee in respect of the notes offered by this prospectus and currently acts as trustee of our 7.5% Senior Notes due 2007 and our 7.75% Senior Notes due 2012.

LEGAL MATTERS

          The validity of the notes has been passed on for us by Morgan, Lewis & Bockius LLP, New York, New York. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering. Certain partners of Morgan, Lewis & Bockius LLP hold shares of our common stock and have invested in funds managed by us.

PROSPECTUS

$1,000,000,000

JEFFERIES GROUP, INC.

MAY OFFER —

DEBT SECURITIES

WARRANTS

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

        The securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      Jefferies Group, Inc. may use this prospectus in the initial sale of these securities. In addition, Jefferies & Company, Inc. or any other affiliate of Jefferies Group, Inc. may use this prospectus in a market-making transaction in any of these securities after its initial sale. UNLESS JEFFERIES GROUP, INC. OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

September 12, 2003

PROSPECTUS SUMMARY

      This summary provides a brief overview of the key aspects of Jefferies Group, Inc. and all material terms of the offered securities that are known as of the date of this prospectus. When we use the words Jefferies, we, us, ours and our, we are referring to Jefferies Group, Inc. and its consolidated subsidiaries. For a more complete understanding of the terms of a particular issuance of offered securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that we may offer;

•	the accompanying prospectus supplement for such issuance, which explains the specific terms of the securities being offered and which may update or change information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” for information about us, including our financial statements.

Jefferies Group, Inc.

      Jefferies Group Inc. and its subsidiaries operate as a full-service investment bank and institutional securities firm focused on the middle market. We offer financial advisory, capital raising, mergers and acquisitions, and restructuring services to small and mid-cap companies and provide trade execution in equity, high-yield convertible and international securities, as well as fundamental research and asset management capabilities, to institutional investors. We also offer correspondent clearing, prime brokerage, private client services and securities lending services. We maintain offices throughout the world, including New York, Atlanta, Boston, Chicago, Dallas, London, Los Angeles, Paris, San Francisco, Tokyo, Washington, D.C., and Zurich.

      Our principal executive office is at 520 Madison Avenue, 12th Floor, New York, New York 10022, and our telephone number there is (212) 284-2550.

The Securities Jefferies May Offer

      We may use this prospectus to offer up to $1,000,000,000 of:

•	debt securities;

•	warrants;

•	preferred stock;

•	depositary shares; and

•	common stock.

      A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe risks associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

      The debt securities, warrants, preferred stock, depositary shares and common stock are unsecured obligations of ours. Since we are a holding company, our cash flow and consequent ability to satisfy our obligations under the offered securities are dependent upon the earnings of our subsidiaries and the distribution of those earnings or loans or other payments by those subsidiaries to us. Our subsidiaries will have no obligation to pay any amount in respect of offered securities or to make any funds available to us.

      Dividends, loans and other payments by our subsidiaries, including payments to us, may be restricted by net capital and other rules of various regulatory bodies. Additionally, our ability to participate as an equity holder in any distribution of assets of any subsidiary is generally subordinate to the claims of creditors of the subsidiary.

Debt Securities

      Debt securities are our unsecured general obligations in the form of senior or subordinated debt. Senior debt includes our notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if payments on the senior debt were not made.

      Debt securities may bear interest at a fixed or a floating rate based upon one or more indices.

      For any particular debt securities we offer, the prospectus supplement will describe the specific designation; the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms.

      The senior and subordinated debt will be issued under separate indentures between us and a trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see “Description of Debt Securities” below. You are also encouraged to read the indentures. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt Securities

•	Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving us. Each indenture allows for different types of debt securities to be issued in series.

•	The indentures allow us to merge or to consolidate with another company, or sell our assets substantially as an entirety to another company. If any of these events occur, the other company, if it is the survivor of the merger or the purchaser of the assets, would be required to assume our responsibilities for the debt. Unless the transaction resulted in an event of default, we would be released from all liabilities and obligations under the debt securities when the other company assumed our responsibilities.

•	The indentures provide that holders of a majority of the principal amount of the debt securities outstanding in any series may vote to change our obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

•	We may satisfy our obligations under the debt securities or be released from our obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay our obligations under the particular securities when due and by satisfying other conditions.

•	The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default

      The events of default specified in the indentures include:

•	failure to pay principal when due;

•	failure to pay required interest for 30 days;

•	failure to make a required scheduled installment payment for 30 days;

•	failure to perform other covenants for 90 days after notice;

•	failure to pay, or the acceleration of, indebtedness in excess of $10,000,000; and

•	certain events of insolvency or bankruptcy, whether voluntary or not.

Remedies

      If there were a default, the trustee or the holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Warrants

      We may offer warrants to purchase our debt securities or warrants to purchase our equity securities.

      For any particular warrants that we offer, the prospectus supplement will describe the underlying property; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of property or cash to be delivered by you or us upon exercise; and any other specific terms. We will issue the warrants under warrant agreements between Jefferies and one or more warrant agents.

Preferred Stock

      We may issue our preferred stock with various terms to be established by our board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up, voting rights and conversion rights.

      Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to our common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Depositary Shares

      We may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

      These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between us and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of this document by following the directions outlined in “Where You Can Find More Information.”

Common Stock

      We may issue shares of our common stock, par value $.0001 per share. Holders of the common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no cumulative voting or preemptive rights.

Form of Securities

      We will generally issue the securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream Banking SA. Each sale of a security in book-entry form will settle in immediately available funds through the depositary, unless otherwise stated. We will issue the securities only in registered form, without coupons.

Payment Currencies

      Amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars, unless the prospectus supplement states otherwise.

Listing

      If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so state.

Plan of Distribution

      We may sell the offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by ourself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

      The prospectus supplement will explain the ways we will sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts we are granting the underwriters, dealers or agents.

WHERE YOU CAN FIND MORE INFORMATION

      As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

      The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 28, 2003;

•	Quarterly Reports on Form 10-Q for the quarter ended March 28, 2003, filed with the SEC on May 9, 2003 and for the quarter ended June 27, 2003, filed with the SEC on August 8, 2003; and

•	Registration Statement on Form 10, filed with the SEC on April 20, 1999.

      All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

      You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefco.com), or by writing or telephoning us at the following address:

Investor Relations

Jefferies Group, Inc.
520 Madison Avenue
12th Floor
New York, New York 10022
(212) 284-2550

      You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

USE OF PROCEEDS

      Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	additions to working capital;

•	the redemption or repurchase of outstanding equity and debt securities;

•	the repayment of indebtedness; and

•	the expansions of our business through internal growth or acquisitions.

      We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS

TO COMBINED FIXED CHARGES

						Six Months
						Ended
	Year Ended December 31,					June 27,

	1998	1999	2000	2001	2002	2003

Ratio of Earnings to Fixed Charges	5.1x	6.6x	6.9x	7.0x	4.5x	4.4x

DESCRIPTION OF DEBT SECURITIES

      Please note that in this section entitled Description of Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled Book-Entry Procedures and Settlement.

General

      The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. We have filed the indentures with the SEC as exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find More Information”, or by contacting the applicable indenture trustee.

      A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering as exhibits to the registration statement of which this prospectus forms a part.

      The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

      Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under each of the senior debt indenture and the subordinated debt indenture will be The Bank of New York.

      The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Types of Debt Securities

      We may issue fixed or floating rate debt securities.

      Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

      Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

      All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

      In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Jefferies.

Information in the Prospectus Supplement

      The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	whether the debt is senior or subordinated;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is an original issue discount debt security, the yield to maturity;

•	if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the day count used to calculate interest payments for any period;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the debt securities may be redeemed at the option of Jefferies;

•	any obligation of Jefferies to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities.

      The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Jefferies or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

      We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under Book-Entry Procedures and Settlement. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $1,000 and integral multiples thereof.

      The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

      The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of The Bank of New York in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 3.05).

      Market-Making Transactions. If you purchase your debt security — or any of our other securities we describe in this prospectus — in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Jefferies & Company, Inc. or one of our affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

Payment and Paying Agents

      Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of The Bank of New York in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of The Bank of New York in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Calculation Agents

      Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

Senior Debt

      We will issue senior debt securities under the senior debt indenture. Senior debt will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

      We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

      If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

      If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

      Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

      Senior debt means:

•	the principal, premium, if any, and interest in respect of indebtedness of Jefferies for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities;

•	all capitalized lease obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and

•	indebtedness that is subordinated to a senior debt obligation of ours specified above.

      The effect of this last provision is that we may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

Covenants

      Limitations on Liens. The senior indenture provides that we will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 10.08).

      Limitations on Transactions with Affiliates. The senior indenture provides that we will not, and will not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any affiliate of ours unless:

•	the transaction with the affiliate is made on terms no less favorable to us or the subsidiary than those that would have been obtained in a comparable transaction with an unrelated person; and

•	in the case of any affiliate transaction involving consideration in excess of $25 million in any fiscal year, we deliver to the trustee a certificate to the effect that our board of directors has determined that the transaction complies with the requirements described in the above bullet point and the transaction has been approved by a majority of the disinterested members of our board of directors.

      Limitations on Mergers and Sales of Assets. The indentures provide that we will not merge or consolidate or transfer or lease our assets substantially as an entirety, and another person may not transfer or lease its assets substantially as an entirety, to us unless:

•	either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 8.01).

      Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

      Under the indentures, we and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 9.01).

      We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series.

      No such modification may, without the consent of each holder of an affected security:

•	extend the fixed maturity of any such securities;

•	reduce the rate or change the time of payment of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	change any obligation of ours to pay additional amounts;

•	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

•	adversely affect the right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

•	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; or

•	change any obligation of ours to maintain an office or agency (Section 9.02).

Defaults

      Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any required scheduled installment payment for 30 days on debt securities of such series;

•	our failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $10,000,000; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Section 5.01).

      If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 5.02). We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year (Section 10.05).

      No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

      Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity (Section 6.02).

      If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 5.06).

      Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Defeasance

      Except as may otherwise be set forth in an accompanying prospectus supplement, after we have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for Federal income tax purposes, then:

•	we will be deemed to have paid and satisfied our obligations on all outstanding debt securities of such series, which is known as defeasance and discharge (Section 14.02); or

•	we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as covenant defeasance (Section 14.03).

      When there is a defeasance and discharge, the applicable indenture will no longer govern the debt securities of such series, we will no longer be liable for payments required by the terms of the debt securities of such series and the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

      For a discussion of the principal United States federal income tax consequences of defeasance and discharge and covenant defeasance, see United States Federal Income Tax Consequences — Tax Consequences of Defeasance below.

Payment of Additional Amounts

      If so noted in the applicable prospectus supplement for a particular issuance, we will pay to the holder of any debt security who is a United States Alien (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon the holder by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

•	any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States, or the presentation of a debt security for payment after 10 days;

•	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

•	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the holder or beneficial owner of such debt security, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder of ours (as defined in Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended and the regulations that may be promulgated thereunder), or (2) a controlled foreign corporation with respect to us within the meaning of the Code; or

•	any combinations of items identified in the bullet points above.

      In addition, we will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

      The term United States Alien means any corporation, partnership, individual or fiduciary that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event

      If so noted in the applicable prospectus supplement for a particular issuance, we may redeem the debt securities in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, plus all accrued but unpaid interest through the redemption date if we determine that as a result of a change in tax law (as defined below):

•	we have or will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”; or

•	there is a substantial possibility that we will be required to pay such additional amounts.

      A change in tax law that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to us.

      Prior to the publication of any notice of redemption, we shall deliver to the Trustee an officers’ certificate stating that we are entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and an opinion of counsel to such effect based on such statement of facts.

Governing Law

      Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning the Trustee under the Indentures

      We have and may continue to have banking and other business relationships with the Bank of New York, or any subsequent trustee, in the ordinary course of business.

DESCRIPTION OF WARRANTS

      Please note that in this section entitled Description of Warrants, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own warrants registered in their own names, on the books that Jefferies or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled Book-Entry Procedures and Settlement.

General

      We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with our debt securities.

      We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

      The warrants of a series will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement. A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions outlined in “Where You Can Find More Information” or by contacting the applicable warrant agent.

      The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

Types of Warrants

      We may issue debt warrants or equity warrants. A debt warrant is a warrant for the purchase of our debt securities on terms to be determined at the time of sale. An equity warrant is a warrant for the purchase or sale of our equity securities.

      The prospectus supplement will describe what we may deliver to satisfy our obligations with respect to any universal warrants. Any securities deliverable by us with respect to any universal warrants will be freely transferable by the holder.

Information in the Prospectus Supplement

      The prospectus supplement will contain, where applicable, the following information about the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the exercise price may be paid in cash, by the exchange of warrants or other securities or both, and the method of exercising the warrants;

•	whether and under what circumstances we may cancel the warrants prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula;

•	whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

•	the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

•	whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies; and

•	any other terms of the warrants.

      If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants’ expiration date. A warrant issued in a unit in the United States may not be so separated before the 91st day after the unit is issued.

      No holder of a warrant will, as such, have any rights of a holder of the debt securities, equity securities or other warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

      Our affiliates may resell our warrants in market-making transactions after their initial issuance. We discuss these transactions above under “Description of Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Additional Information in the Prospectus Supplement for Debt Warrants

      In the case of debt warrants, the prospectus supplement will contain, where appropriate, the following additional information:

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

•	the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

No Limit on Issuance of Warrants

      The warrant agreements will not limit the number of warrants or other securities that we may issue.

Modifications

      We and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

      We and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

      No such modification or amendment may, without the consent of each holder of an affected warrant:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

      The warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving us or a sale or other disposition of all or substantially all of our assets, the successor or assuming company will be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, we as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

      The warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

Warrant Agreements Will Not Be Qualified under Trust Indenture Act

      No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner

      Each warrant agent will act solely as our agent in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us.

      Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.

Governing Law

      Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

DESCRIPTION OF PREFERRED STOCK

      As of the date of this prospectus, our authorized capital stock includes 10 million shares of preferred stock, none of which has been issued as of August 21, 2003. The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designations relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designations relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions on outlined in “Where You Can Find More Information.” The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

      Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

      Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designations as an amendment to the certificate of incorporation. The term board of directors includes any duly authorized committee.

      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

      The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

      We will name the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock in the prospectus supplement relating to such series.

      Our affiliates may resell our preferred stock in market-marking transactions after its initial issuance. We discuss these transactions above under “Description of Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Rank

      Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock, and prior to the common stock, as to dividends and distributions of assets.

Dividends

      Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under Description of Depositary Shares, on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

      We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

      Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

      Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

      The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

      If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof and may be mandatorily redeemed.

      Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

      Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to preferred stock in liquidation, including common stock.

      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

      The holders of shares of our preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designations establishing such series; and

•	as required by applicable law.

DESCRIPTION OF DEPOSITARY SHARES

      The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

      We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

      We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

      Our affiliates may resell depositary shares in market-marking transactions after their initial issuance. We discuss these transactions above under “Description of Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Dividends and Other Distributions

      The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

      The preferred stock depositary will distribute any property other than cash received by it in respect of the preferred stock to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

      If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

      Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

      Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

      We will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

      The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

      The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

      Neither we nor the preferred stock depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

      Our authorized capital stock includes 100 million shares of common stock, 56,293,970 of which were issued and outstanding as of August 19, 2003, after giving effect to a two-for-one stock split effected as a stock dividend on August 15, 2003. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.”

General

      Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights), none of which was outstanding as of July 15, 2003. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

      Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is EquiServe. The common stock is listed on the New York Stock Exchange under the symbol “JEF.”

      Our affiliates may resell our common stock after its initial issuance in market-making transactions. We discuss these transactions above under “Description of Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Delaware Law, Certificate of Incorporation and By-Law Provisions that May Have an Antitakeover Effect

      The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

      Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

      A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

      Certificate of Incorporation and By-Laws. Our by-laws provide that special meetings of stockholders may be called by our Secretary only at the request of a majority of our board of directors or by any person authorized by the board of directors to call a special meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

FORM, EXCHANGE AND TRANSFER

      We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common stock in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under Book-Entry Procedures and Settlement.

      If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•	The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•	You may exchange, transfer, present for payment or exercise securities at the office of the relevant trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•	You will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•	If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•	If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

      Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

      Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

      The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

      A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

      Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

      In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

      DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

      We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

      Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg (Clearstream Banking SA) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

      Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

      Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

      When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

      Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

      When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      This section describes the material United States federal income tax consequences of owning certain of the debt securities, preferred stock, common stock, warrants and depositary shares we are offering. The material United States federal income tax consequences of owning the debt securities described below under — Taxation of Debt Securities — United States Holders — Indexed and Other Debt Securities, of owning preferred stock that may be convertible into or exercisable or exchangeable for securities or other property or of owning debt warrants will be described in the applicable prospectus supplement. Although the following discussion does not purport to describe all of the tax considerations that may be relevant to a prospective purchaser of securities, in the opinion of Morgan, Lewis & Bockius LLP, United States federal tax counsel to Jefferies, this section describes the material United States federal income tax consequences to a United States holder or, as the case may be, a United States alien holder. It applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

      Please consult your own tax advisor concerning the consequences of owning these securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Taxation of Debt Securities

      This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities we are offering, other than the debt securities described below under — United States Holders — Indexed and Other Debt Securities, which will be described in the applicable prospectus supplement.

United States Holders

      This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this section does not apply to you and you should refer to — United States Alien Holders below.

      Payments of Interest. Except as described below in the case of interest on an original issue discount debt security that is not qualified stated interest, each as defined below under — United States Holders — Original Issue Discount, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a non-U.S. dollar currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

      Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a non-U.S. dollar currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

      Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a non-U.S. dollar currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method, it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the United States Internal Revenue Service.

      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a non-U.S. dollar currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

      Original Issue Discount. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as an original issue discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed below under — Variable Rate Debt Securities.

      In general, your debt security is not an original issue discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under — Election to Treat All Interest as Original Issue Discount. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the debt security.

      Generally, if your original issue discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of original issue discount that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of original issue discount in income over the life of your debt security. More specifically, you can calculate the amount of original issue discount that you must include in income by adding the daily portions of original issue discount with respect to your original issue discount debt security for each day during the taxable year or portion of the taxable year that you hold your original issue discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the original issue discount allocable to that accrual period. You may select an accrual period of any length with respect to your original issue discount debt security and you may vary the length of each accrual period over the term of your original issue discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the original issue discount debt security must occur on either the first or final day of an accrual period.

      You can determine the amount of original issue discount allocable to an accrual period by:

•	multiplying your original issue discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

      You must determine the original issue discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your original issue discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your original issue discount debt security’s issue price and any accrued original issue discount for each prior accrual period; and then

•	subtracting any payments previously made on your original issue discount debt security that were not qualified stated interest payments.

      If an interval between payments of qualified stated interest on your original issue discount debt security contains more than one accrual period, then, when you determine the amount of original issue discount allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of original issue discount allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of original issue discount allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

      Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above, the excess is acquisition premium. If you do not make the election described below under — Election to Treat All Interest as Original Issue Discount, then you must reduce the daily portions of original issue discount by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

      Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above; and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 0.25 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any original issue discount that has accrued on your debt security to its issue price.

      If your debt security’s stated redemption price at maturity or, in the case of an original issue discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 0.25 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

      You must treat any gain you recognize on the maturity or disposition of your market original issue discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the United States Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

      You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

      Debt Securities Subject to Contingencies including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

      If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

      Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

      If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

      If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of original issue discount, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

      Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above, with the modifications described below. For purposes of this election, interest will include stated interest, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under — United States Holders — Acquisition Premium.

      If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

      Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed above under — Market Discount to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the United States Internal Revenue Service.

      Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

2. 15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

1. one or more qualified floating rates;

2. a single fixed rate and one or more qualified floating rates;

3. a single objective rate; or

4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

1. a fixed multiple that is greater than 0.65 but not more than 1.35; or

2. a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

      Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

      Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

      An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

      Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

      In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

      If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and original issue discount accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

      When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

      If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and original issue discount accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

      Short-Term Debt Securities. In general, if you are an individual or other cash-basis United States holder of a short-term debt security, you are not required to accrue original issue discount, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue original issue discount on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include original issue discount in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued original issue discount, which will be determined on a straight-line basis unless you make an election to accrue the original issue discount under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue original issue discount on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

      When you determine the amount of original issue discount subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

      Non-U.S. Dollar Currency Original Issue Discount Debt Securities. If your original issue discount debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you must determine original issue discount for any accrual period on your original issue discount debt security in the non-U.S. dollar currency and then translate the amount of original issue discount into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under — United States Holders — Payments of Interest. You may recognize ordinary income or loss when you receive an amount attributable to original issue discount in connection with a payment of interest or the sale or retirement of your debt security.

      Debt Securities Purchased at a Premium. If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a non-U.S. dollar currency, you will compute your amortizable bond premium in units of the non-U.S. dollar currency and your amortizable bond premium will reduce your interest income in units of the non-U.S. dollar currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the United States Internal Revenue Service. See also — United States Holder — Original Issue Discount — Election to Treat All Interest as Original Issue Discount.

      Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any original issue discount, market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security; and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

      If you purchase your debt security with non-U.S. dollar currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable U.S. Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

      You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in non-U.S. dollar currency, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations;

•	the date of disposition, if you are an accrual basis taxpayer; or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

      You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under — United States Holders — Original Issue Discount — Short-Term Debt Securities or — Market Discount;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

      As a result of the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (referred to here as the 2003 Tax Act), capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year. This long-term capital gains rate, which reflects a reduction from the prior maximum rate of 20%, is scheduled to expire, under the 2003 Tax Act, in 2009.

      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

      Exchange of Amounts in Other than U.S. Dollars. If you receive non-U.S. dollar currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the non-U.S. dollar currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase non-U.S. dollar currency, you generally will have a tax basis equal to the U.S. dollar value of the non-U.S. dollar currency on the date of your purchase. If you sell or dispose of a non-U.S. dollar currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

      Indexed and Other Debt Securities. The applicable prospectus supplement will discuss the material United States federal income tax rules with respect to contingent non-U.S. dollar currency debt securities, debt securities that may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of Jefferies or debt or equity securities of one or more third parties, debt warrants, debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities, any renewable and extendible debt securities, and any debt securities providing for the periodic payment of principal over the life of the debt security and any debt securities that are due to mature more than 30 years from the date on which they are issued.

      Tax Consequences of Defeasance. We may discharge our obligations under the debt securities as more fully described under Description of Debt Securities — Defeasance above. Such a discharge would generally for United States federal income tax purposes constitute the retirement of the debt securities and the issuance of new obligations. As a result, you would realize gain or loss (if any) on this exchange, which would be recognized subject to certain possible exceptions. Furthermore, following discharge, the debt securities might be subject to withholding, backup withholding and/or information reporting and might be issued with original issue discount.

      Even though federal income tax on the deemed exchange may be imposed on you, you would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments.

      Any gain realized would generally not be taxable to United States alien holders under the circumstances outlined below under — United States Alien Holders.

      Under current federal income tax law, a covenant defeasance generally would not be treated as a taxable exchange of the debt securities. You should consult your own tax advisor as to the tax consequences of a defeasance and discharge and a covenant defeasance, including the applicability and effect of tax laws other than the federal income tax law.

United States Alien Holders

      This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

      If you are a United States holder, this section does not apply to you.

      This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

      Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a debt security:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including original issue discount, to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

2. you are not a controlled foreign corporation that is related to us through stock ownership;

3. you are not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

4. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person;

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a person who is not a United States person;

c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

iii. a U.S. branch of a non-United States bank or of a non-United States insurance company; and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business:

i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form; or

e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a person who is not a United States person in accordance with U.S. Treasury regulations.

•	you will generally not be subject to United States federal income or withholding tax on any gain you realize on the sale or exchange of your debt security, unless such gain is effectively connected with a U.S. trade or business, or, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, attributable to a U.S. permanent establishment or you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions exist.

      Further, a debt security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

Taxation of Common Stock, Preferred Stock, Equity Warrants and Depositary Shares

      This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the common stock, preferred stock, equity warrants and depositary shares that we may offer, but does not describe preferred stock that may be convertible into or exercisable or exchangeable for securities or other property or debt warrants, each of which will be described in the applicable prospectus supplement. When we refer to stock in this subsection, we mean each of common stock, preferred stock and depositary shares.

United States Holders

      This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a share of stock and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this subsection does not apply to you and you should refer to — United States Alien Holders below.

      Distributions on Stock. You will be taxed on distributions on stock as dividend income to the extent paid out of our current or accumulated earnings and profits for United States federal income tax purposes. As a result of the 2003 Tax Act, dividend income of a noncorporate United States holder, with respect to dividends paid by a United States corporation, is generally taxed as net capital gain at a maximum rate of 15%. Among other limitations, this lower tax rate is not available to a noncorporate United States holder that has not held his or her stock for at least 61 days during the 120 day period beginning 60 days before the stock became ex-dividend (for preferred stock where the dividend is attributable to periods in excess of 366 days, 91 days during the 180-day period beginning 90 days before the preferred stock became ex-dividend). In addition, the lower tax rate is scheduled to expire, under the 2003 Tax Act, in 2009. Pending legislation, not yet enacted would change the 120-day period and the 80-day period to a 121-day period and a 180-day period, respectively. If you are a United States noncorporate holder, please consult your tax advisor with respect to the applicability, and possible limitations on, the 15% dividend income rate. If you are taxed as a corporation, dividends may be eligible for the 70% dividends-received deduction. The Internal Revenue Code contains various limitations upon the dividends-received deduction. If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of these limitations to your ownership or disposition of stock in your particular circumstances.

      You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

      Redemption Premium. If we may redeem your preferred stock or depositary shares at a redemption price in excess of its issue price, the entire amount of the excess may constitute an unreasonable redemption premium which will be treated as a constructive dividend. You generally must take this constructive dividend into account each year in the same manner as original issue discount would be taken into account if the preferred stock or depositary shares were treated as debt securities for United States federal income tax purposes. See — Taxation of Debt Securities — United States Holders — Original Issue Discount above for a discussion of the special tax rules for original issue discount. A corporate shareholder would be entitled to a dividends-received deduction for any constructive dividends unless the special rules in the Internal Revenue Code denying a dividends-received deduction apply. The applicable prospectus supplement for preferred stock or depositary shares that are redeemable at a price in excess of the issue price will indicate whether tax counsel believes that a shareholder must include any redemption premium in income.

      Sale or Exchange of Stock other than by Redemption. If you sell or otherwise dispose of your stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. As a result of the 2003 Tax Act, capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year. This long-term capital gains rate, which reflects a reduction from the prior maximum rate of 20%, is scheduled to expire, under the 2003 Tax Act, in 2009.

      Redemption of Stock. If we are permitted to and redeem your stock, it generally would be a taxable event. You would be treated as if you had sold your stock if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

      In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

      If we redeem your stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the stock for more than one year.

      If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the stock and thereafter would be treated as capital gain. If a redemption of the stock is treated as a distribution that is taxable as a dividend, your basis in the redeemed stock would be transferred to the remaining shares of our stock that you own, if any.

      Special rules apply if we redeem stock for our debt securities. We will discuss these rules in an applicable prospectus supplement if we have the option to redeem your stock for our debt securities.

      Equity Warrants. You generally will not recognize gain or loss upon the exercise of an equity warrant for cash (except to the extent cash is received in lieu of fractional shares). Furthermore, your tax basis in the stock received upon your exercise of an equity warrant will equal the exercise price of the equity warrants plus your tax basis in the equity warrant immediately before its exercise. The holding period of the stock received upon the exercise of an equity warrant will begin with and include the date the equity warrant was exercised. If you do not exercise an equity warrant and allow it to expire, you will recognize a loss equal to your basis in the equity warrant. The loss will be a long-term or short-term capital loss, depending on your holding period for the equity warrant.

      You will recognize capital gain or loss on the sale or taxable exchange of equity warrants in an amount equal to the difference between the amount of cash or property received and your tax basis in the equity warrants. The capital gain or loss will be long-term capital gain or loss if you have held the equity warrants for more than one year.

United States Alien Holders

      This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of stock by a United States alien holder. You are a United States alien holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from stock.

      Dividends. Except as described below, if you are a United States alien holder of stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

      If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

      If dividends paid to you are effectively connected with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

      Effectively connected dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

      If you are a corporate United States alien holder, effectively connected dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

      Gain on Disposition of Stock. If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of stock or equity warrants unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you hold the stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of your class of stock (assuming for this purpose any equity warrants you hold have been exercised) and you are not eligible for any treaty exemption.

      If you are a corporate United States alien holder, effectively connected gains that you recognize may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

      We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

      In general, no United States federal income or withholding tax will be imposed upon the conversion of an equity warrant into stock by a United States alien holder, except with respect to the receipt of cash in lieu of a fractional share by a United States alien holder.

      Federal Estate Taxes. Stock held by a United States alien holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

      United States Holders. In general, if you are a noncorporate United States holder, we and other payors are required to report to the United States Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of original issue discount on an original issue discount debt security. In addition, we and other payors are required to report to the United States Internal Revenue Service any payment of proceeds of the sale of your debt security before maturity within the United States, and any dividend payments or other taxable distributions with respect to stock. In general, dividend payments, or other taxable distributions with respect to stock, or any payments, including payments of original issue discount, with respect to debt securities, made within the United States to you will be subject to backup withholding tax if you are a non-corporate United States person and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

      You generally may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

      United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, premium or interest, including original issue discount,

•	dividend payments; and

•	the payment of the proceeds from the sale of stock, equity warrants or debt securities effected at a United States office of a broker;

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

1. a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

2. other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations; or

•	you otherwise establish an exemption.

      Payment of the proceeds from the sale of stock, equity warrants or debt securities effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of stock, equity warrants or debt securities that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

      In addition, a sale of stock, equity warrants or debt securities will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

1. one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

2. such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION

      We may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by ourself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

      Any such underwriters, dealers or agents may include our affiliates.

      The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, which in the aggregate will not exceed 8 percent of the gross proceeds of the offering;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

      Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

      In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

      These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

      If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

      Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

      In addition, shares of common stock may be issued upon conversion of or in exchange for debt securities, preferred stock or depositary shares.

      Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of the National Association of Securities Dealers, Inc. and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Jefferies & Company, Inc. participates will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the NASD. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

      This prospectus together with any applicable prospectus supplement may also be used by Jefferies & Company, Inc. and other of our affiliates in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Such affiliates may act as principals or agents in such transactions. Such affiliates have no obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, in their sole discretion.

      The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of the securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions.

      Jefferies Group, Inc. does not expect to receive any proceeds from market-making transactions. Jefferies Group, Inc. does not expect that Jefferies & Company, Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Jefferies Group, Inc.

      Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

      Unless Jefferies Group, Inc. or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

      Any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation will not in the aggregate, exceed 8% of the gross proceeds of the offering.

      Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

      Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

      In this prospectus, the terms “this offering” means the initial offering of the securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

United Kingdom Selling Restrictions

      Each underwriter will represent and agree that:

•	it has not offered or sold and prior to the date six months after the date of issue of the offered securities will not offer or sell offered securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom; and

•	it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the securities to a person in circumstances where Section 21(1) of the Financial Services and Markets Act 2000 does not apply by virtue of such person being an “investment professional” as that term is defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”) but for the avoidance of doubt excluding Article 19(6) of the Order.

ERISA CONSIDERATIONS

      Jefferies has subsidiaries that provide services to many employee benefit plans. Jefferies and any direct or indirect subsidiary of Jefferies may each be considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), and a disqualified person under corresponding provisions of the Internal Revenue Code of 1986 (the Code), relating to many employee benefit plans. Prohibited transactions within the meaning of ERISA and the Code may result if any offered securities are acquired by an employee benefit plan relating to which Jefferies or any direct or indirect subsidiary of Jefferies is a party in interest, unless such offered securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

LEGAL MATTERS

      Morgan, Lewis & Bockius LLP, New York, New York has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus.

EXPERTS

      The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

$350,000,000

Jefferies Group, Inc.

5.50% Senior Notes due 2016

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Jefferies & Company, Inc.
BNY Capital Markets, Inc.
Citigroup
Credit Suisse First Boston
JPMorgan
Wachovia Securities
March 3, 2004